Exhibit 99.1

CV SCIENCES, INC APPOINTS DR. PAUL BLAKE TO BOARD OF DIRECTORS

SAN DIEGO, Oct. 22, 2019 (GLOBE NEWSWIRE) --  CV Sciences, Inc. (OTCQB:CVSI) (the “Company”, “CV Sciences”, “our”, “us” or “we”), a preeminent supplier and manufacturer of hemp cannabidiol (CBD) products, today announced the appointment of Dr. Paul Blake to its Board of Directors effective October 21, 2019.

“We are very pleased to have Dr. Blake join our Board of Directors,” said Joseph Dowling, Chief Executive Officer of CV Sciences. “His decades of experience leading pharmaceutical companies will be invaluable to us as we continue to strengthen our industry leadership position in CBD consumer products and drug development.”

Dr. Blake brings with him deep expertise in clinical research, development, and medical affairs within the pharmaceutical industry. He currently serves as Chief Medical Officer at Heron Therapeutics Inc., a commercial-stage biotechnology company focused on improving the lives of patients suffering from pain or cancer by developing best-in-class treatments. At Heron, Dr. Blake is responsible for clinical research, medical affairs and drug safety.

Prior to joining Heron, he served as Chief Medical Officer of BioDelivery Sciences International, and before that he was the Chief Development Officer at Oxford BioMedica, a gene therapy company. His prior positions include Chief Medical Officer and Senior Vice President of Clinical Research and Development of Aeterna Zentaris, Inc., and Senior Vice President and then Executive Vice President of Worldwide Medical and Regulatory Operations at Cephalon, Inc. From 1992 to 1998, he held the position of Senior Vice President and Medical Director, Clinical Research and Development at SmithKline Beecham Pharmaceuticals (now GSK). Prior to that, he worked for ICI Pharmaceuticals (now Astra Zeneca) and G.D. Searle.

Dr. Blake is qualified in medicine from the Royal Free Hospital School of Medicine, London University. He is a Fellow of the Royal College of Physicians and a Fellow of the Faculty of Pharmaceutical Medicine of the Royal College of Physicians. He is also a Fellow of the American College of Clinical Pharmacology.

Dr. Blake has been involved in the development of several pharmaceutical drugs including: Tenormin, Zestril, Kytril, Relafen, Paxil, Coreg, Havrix, Hycamtin, Famvir, Requip, Avandia, Provigil and Fentora.

Dr. Blake served on the board of Memory Pharmaceutical, Inc., until it was purchased by Roche in 2009 and was a founding board member of Protez Pharmaceuticals, Inc., until it was purchased by Novartis in 2008. He was also a Director of ViaCell, Inc., until its purchase by Perkin Elmer in 2007 and of Oxford BioMedica from 2008 until 2016.

He has also served as a member of the Inter-Company Collaboration for AIDS Drug Development and as a trustee of the Children’s Health Fund.

“I am excited to join CV Sciences’ Board of Directors and to contribute to the Company’s mission of providing the highest-quality CBD products to consumers and patients,” said Dr. Blake. “CV Sciences is a leading pioneer in the CBD space and is uniquely positioned to continue to bring innovative products and novel therapeutics utilizing CBD to market.”
About CV Sciences, Inc.
CV Sciences, Inc. (OTCQB:CVSI) operates two distinct business segments: a consumer product division focused on manufacturing, marketing and selling plant-based CBD products to a range of market sectors; and a drug development division focused on developing and commercializing CBD-based novel therapeutics utilizing CBD. The Company’s PlusCBD™ Oil products are sold at more than 5,500 retail locations through the U.S. and it is the top-selling brand of hemp-derived CBD on the market, according to SPINS, the leading provider of syndicated data and insights for the natural, organic and specialty products industry.  CV Sciences’ state-of-the-art facility follows all guidelines for Good Manufacturing Practices (GMP) and the Company’s full spectrum hemp extracts are processed, produced, and tested throughout the manufacturing process to confirm the cannabinoid content meets strict company standards.  With a commitment to science, PlusCBD™ Oil’s benefits in healthy people are supported by human clinical research data, in addition to three published clinical case studies available on PubMed.gov.  PlusCBD™ Oil was the first hemp CBD supplement brand to invest in the scientific evidence necessary to receive self-affirmed Generally Recognized as Safe (GRAS) status. CV Sciences, Inc. has primary offices and facilities in San Diego, California.  Additional information is available from OTCMarkets.com or by visiting www.cvsciences.com.
FORWARD-LOOKING DISCLAIMER
This press release may contain certain forward-looking statements and information, as defined within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the Safe Harbor created by those sections. This material contains statements about expected future events and/or financial results that are forward-looking in nature and subject to risks and uncertainties. Such forward-looking statements by definition involve risks, uncertainties.
CONTACT INFORMATION:
Investor Contact:
ICR
Scott Van Winkle
617-956-6736
scott.vanwinkle@icrinc.com
Media Contact:
ICR
Cory Ziskind
646-277-1232
cory.ziskind@icrinc.com